Exhibit 99.1

Conn’s, Inc. Reports Results for the Quarter Ended October 31, 2008

BEAUMONT, Texas--(BUSINESS WIRE)--November 26, 2008--Conn’s, Inc. (NASDAQ/NM:CONN), a specialty retailer of home appliances, consumer electronics, computers, lawn and garden products, furniture and mattresses, today announced its operating results for the quarter and nine months ended October 31, 2008.

Total net sales for the quarter ended October 31, 2008, increased 2.3% to $173.9 million, and Finance charges and other increased 9.7% to $25.6 million, as compared with the quarter ended October 31, 2007. These increases were offset by a larger non-cash fair value adjustment to the Company’s Interests in securitized assets in the current year period of $15.8 million, as compared to $4.0 million in the prior year period, resulting in a decrease in total revenues of 3.0% or $5.6 million. Same store sales were slightly positive for the months of August and October; however, Hurricanes Gustav and Ike negatively impacted sales during September, with 144 store-days lost due to the storms resulting in same store sales (revenues earned in stores operated for the entirety of both periods) decreasing 5.8% for the third quarter of fiscal 2009. Additionally, the storm impacted credit portfolio performance during the quarter, resulting in higher net charge-offs, and caused direct storm-related expenses, net of estimated insurance proceeds, of approximately $1.3 million. Due to the impacts of the non-cash fair value adjustment and Hurricanes Gustav and Ike on sales, expenses and credit portfolio performance, the Company reported a Net loss on a GAAP basis of $7.7 million. Adjusted net income for the third fiscal quarter, excluding the fair value impact, was $2.5 million compared with adjusted net income of $6.6 million, excluding the fair value impact, for the third quarter of last year. Adjusted diluted earnings per share, excluding the fair value impact in both periods, decreased to $0.11, compared with $0.28 for the third quarter of last year.

The credit portfolio annualized net charge-off rate increased to 3.4% for the three months ended October 31, 2008, due primarily to the impact of Hurricanes Gustav and Ike on the Company’s customers. More information on the credit portfolio and its performance may be found in the table included with this press release and in the Company’s filing with the Securities and Exchange Commission on Form 10-Q which will be filed later today.

Total revenues for the nine months ended October 31, 2008, increased 3.8% to $620.8 million compared with $598.2 million for the nine months ended October 31, 2007. This increase in revenues included increases in Total net sales of $29.2 million, or 5.5%, and an increase in Finance charges and other of $9.0 million, or 12.5%. Offsetting these increases was a larger non-cash fair value adjustment to the Company’s Interests in securitized assets in the current year period of $20.0 million, as compared to $4.4 million in the prior year period. Same store sales (revenues earned in stores operated for the entirety of both periods) decreased 2.0% for the first nine months of fiscal 2009, primarily due to the 144 store-days lost as a result of the storms. Due primarily to the impacts of the non-cash fair value adjustment and Hurricanes Gustav and Ike on sales, expenses and credit portfolio performance, the Company reported a decline in Net income on a GAAP basis to $13.1 million in the current year as compared to $26.6 million in the prior year. Adjusted net income for the nine month period was $26.0 million, excluding the fair value impact, compared with adjusted net income of $29.5 million for the first nine months of last year, excluding the fair value impact. Net income for the first nine months of the prior year also benefited from $0.5 million of one-time gains on the sales of two properties and a $0.9 million one-time reduction in the provision for income taxes. Adjusted diluted earnings per share, excluding the fair value impact in both periods, was $1.15 for the first nine months of the current fiscal year, compared with $1.23 for the first nine months of last year.

The non-cash fair value charge recorded during the three and nine month periods ended October 31, 2008, was driven primarily by an increase in the discount rate risk premium inputs included in the Company’s estimate of the fair value of its Interests in securitized assets. The change in the discount rate risk premium was increased principally due to external market conditions, and was not a result of changes in the underlying economics or expected cash flows of the securitization program. In addition to the discount rate risk premium input change, during the third quarter, as a result of the external market conditions and the expected impact of the hurricanes on the Company’s customers, the net charge-off rate input included in the estimate of the fair value was increased. More information on these changes may be found in the notes to the financial statements in the Company’s filing with the Securities and Exchange Commission on Form 10-Q which will be filed later today.

The Company now has 76 stores in operation, after opening one new store in the Oklahoma market during the quarter, and a new store in each of the Dallas/Fort Worth and Oklahoma markets opened during the month of November, giving it a total of seven new stores and three replacement stores completed in the current fiscal year.

EPS Guidance

Due to the continued turmoil in the financial markets and high degree of uncertainty in the economy in general, the Company has decided to temporarily discontinue its practice of providing earnings guidance. While specific guidance is not being provided due to current market conditions, the Company does expect to deliver solid profitability during the fourth quarter, excluding potential fair value adjustments, though it does not expect it will achieve its previously reported guidance.

Conference Call Information

Conn’s, Inc. will host a conference call and audio webcast today, November 26, 2008, at 10:00 AM, CST, to discuss financial results for the quarter ended October 31, 2008. The webcast will be available live at www.conns.com and will be archived for one year. Participants can join the call by dialing 877-741-4248 or 719-325-4757.

About Conn’s, Inc.

The Company is a specialty retailer currently operating 76 retail locations in Texas, Louisiana and Oklahoma: 23 stores in the Houston area, 19 in the Dallas/Fort Worth Metroplex, 10 in San Antonio, five in Austin, five in Southeast Texas, one in Corpus Christi, four in South Texas, six in Louisiana and three in Oklahoma. It sells home appliances, including refrigerators, freezers, washers, dryers, dishwashers and ranges, and a variety of consumer electronics, including LCD, plasma and DLP televisions, camcorders, digital cameras, computers and computer accessories, Blu-ray and DVD players, video game equipment, portable audio, MP3 players, GPS devices and home theater products. The Company also sells lawn and garden products, furniture and mattresses, and continues to introduce additional product categories for the home to help respond to its customers' product needs and to increase same store sales.

Unlike many of its competitors, the Company provides flexible in-house credit options for its customers. In the last three years, the Company has financed, on average, approximately 59% of its retail sales. Customer receivables are financed substantially through an asset based loan facility and an asset-backed securitization facility, from which the Company derives interest income and servicing fees. Under the securitization facility, the Company transfers receivables, consisting of retail installment contracts and revolving accounts extended to its customers, to a qualifying special purpose entity (QSPE) in exchange for cash and subordinated securities. The QSPE funds its purchases of the receivables through the issuance of medium-term and variable funding notes issued to third parties and secured by the receivables, and subordinated securities issued to the Company. In August 2008, the Company entered into an asset-based revolving credit facility to provide financing for a portion of its receivables, as well as other working capital needs. Receivables financed by this facility and amounts borrowed under the facility are carried on the Company’s balance sheet.

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to be correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the Company's growth strategy and plans regarding opening new stores and entering new markets; the Company's intention to update, relocate or expand existing stores; the Company's estimated capital expenditures and costs related to the opening of new stores or the update, relocation or expansion of existing stores; the Company's ability to introduce additional product categories; the Company's cash flow from operations, borrowings from its revolving lines of credit and proceeds from securitizations to fund operations, debt repayment and expansion; the ability of the Company and the QSPE to obtain additional funding for the purpose of funding the receivables generated by the Company, including limitations on the ability of the QSPE to obtain financing through its commercial paper-based funding sources and its ability to maintain the current credit ratings of its securities; the cost of any renewed or replacement credit facilities; growth trends and projected sales in the home appliance and consumer electronics industry and the Company's ability to capitalize on such growth; the pricing actions and promotional activities of competitors; relationships with the Company's key suppliers; the results of the Company's litigation; interest rates; general economic conditions; weather conditions in the Company's markets; delinquency and loss trends in the receivables portfolio; changes in the assumptions used in the calculation of the fair value of its interests in securitized assets; changes in the Company's stock price; and the actual number of shares of common stock outstanding. Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K filed on March 27, 2008. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Conn's, Inc. CONDENSED, CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (in thousands, except earnings per share)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2007	2008	2007	2008

Revenues
Total net sales	$170,052	$173,929	$530,418	$559,641
Finance charges and other	23,299	25,567	72,176	81,224
Decrease in fair value	(3,985)	(15,750)	(4,391)	(20,029)

Total revenues	189,366	183,746	598,203	620,836

Cost and expenses

Cost of goods sold, including warehousing and occupancy costs	118,191	127,007	367,882	402,852
Cost of parts sold, including warehousing and occupancy costs	2,273	2,479	6,296	7,073
Selling, general and administrative expense	61,912	62,361	183,204	185,629
Provision for bad debts	582	2,802	1,490	3,394

Total cost and expenses	182,958	194,649	558,872	598,948

Operating income (loss)	6,408	(10,903)	39,331	21,888
Interest (income) expense, net	(110)	468	(601)	368
Other (income) expense, net	(34)	(4)	(920)	102

Income (loss) before income taxes	6,552	(11,367)	40,852	21,418

Provision (benefit) for income taxes	2,531	(3,625)	14,228	8,352

Net income (loss)	$4,021	$(7,742)	$26,624	$13,066

Earnings (loss) per share
Basic	$0.17	$(0.35)	$1.14	$0.58
Diluted	$0.17	$(0.35)	$1.11	$0.58
Average common shares outstanding
Basic	23,077	22,422	23,375	22,404
Diluted	23,550	22,422	23,907	22,604

Conn's, Inc. CONDENSED, CONSOLIDATED BALANCE SHEETS (in thousands)

	January 31,	October 31,
	2008	2008
Assets
Current assets
Cash and cash equivalents	$11,015	$4,283
Accounts receivable, net	33,139	77,213
Interests in securitized assets	178,150	162,189
Inventories	81,495	106,339
Deferred income taxes	2,619	10,800
Prepaid expenses and other assets	4,449	7,698
Total current assets	310,867	368,522
Non-current deferred income tax asset	-	1,841
Non-current accounts receivable, net	2,961	31,384
Total property and equipment, net	59,253	63,190
Goodwill and other assets, net	9,771	12,107
Total assets	$382,852	$477,044
Liabilities and Stockholders' Equity
Current Liabilities
Notes payable	$-	$-
Current portion of long-term debt	102	15
Accounts payable	28,179	62,229
Accrued compensation and related expenses	9,748	9,498
Accrued expenses	21,487	28,980
Other current liabilities	17,549	21,081
Total current liabilities	77,065	121,803
Long-term debt	17	33,413
Non-current deferred income tax liability	131	-
Deferred gains on sales of property	1,221	1,095
Total stockholders' equity	304,418	320,733
Total liabilities and stockholders' equity	$382,852	$477,044

Conn’s, Inc. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited) (in thousands)

	Nine Months Ended
	October 31,
	2007	2008

Net cash used in operating activities	$(11,610)	$(23,294)

Cash flows from investing activities
Purchase of property and equipment	(12,043)	(14,971)
Proceeds from sale of property	8,897	212
Net cash used in investing activities	(3,146)	(14,759)
Cash flows from financing activities
Borrowings under lines of credit, net	-	33,400
Purchases of treasury stock	(20,740)	-
Increase in debt issuance costs	-	(2,772)
Proceeds from stock issued under employee benefit plans	2,055	784
Payment of promissory notes	(84)	(91)
Net cash provided by (used in) financing activities	(18,769)	31,321
Net change in cash	(33,525)	(6,732)
Cash and cash equivalents
Beginning of the year	56,570	11,015
End of period	$23,045	$4,283
CALCULATION OF GROSS MARGIN PERCENTAGE (dollars in thousands)

		Three Months Ended		Nine Months Ended
		October 31,		October 31,
		2007	2008	2007	2008

A	Product sales	$155,657	$160,253	$486,089	$515,404
B	Service maintenance agreement commissions, net	8,336	8,547	26,688	28,428
C	Service revenues	6,059	5,129	17,641	15,809
D	Total net sales	170,052	173,929	530,418	559,641
E	Finance charges and other	23,299	25,567	72,176	81,224
F	Net decrease in fair value	(3,985)	(15,750)	(4,391)	(20,029)
G	Total revenues	189,366	183,746	598,203	620,836
H	Cost of goods sold, including warehousing and occupancy cost	(118,191)	(127,007)	(367,882)	(402,852)
I	Cost of parts sold, including warehousing and occupancy cost	(2,273)	(2,479)	(6,296)	(7,073)
J	Gross margin dollars (G+H+I)	$68,902	$54,260	$224,025	$210,911

	Gross margin percentage (J/G)	36.4%	29.5%	37.4%	34.0%

K	Product margin dollars (A+H)	$37,466	$33,246	$118,207	$112,552
	Product margin percentage (K/A)	24.1%	20.7%	24.3%	21.8%

PORTFOLIO STATISTICS
For the periods ended January 31, 2006, 2007 and 2008 and October 31, 2007 and 2008
(dollars in thousands, except average outstanding balance per account)

	January 31,			October 31,
	2006	2007	2008	2007	2008

Total accounts	415,338	459,065	510,922	490,117	515,860
Total outstanding balance	$519,721	$569,551	$654,867	$618,561	$706,210
Average outstanding balance per account	$1,251	$1,241	$1,282	$1,262	$1,369
60 day delinquency	$35,537	$37,662	$49,778	$47,703	$57,337
Percent delinquency	6.8%	6.6%	7.6%	7.7%	8.1%
Percent of portfolio reaged	17.6%	17.8%	16.6%	16.6%	19.7%
Net charge-off ratio (YTD annualized)	2.5%	3.3%	2.9%	2.7%	3.1%
NON-GAAP RECONCILIATION OF NET INCOME (LOSS), AS ADJUSTED
AND DILUTED EARNINGS (LOSS) PER SHARE, AS ADJUSTED
(unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2007	2008	2007	2008
Net income (loss), as reported	$4,021	$(7,742)	$26,624	$13,066
Adjustments:
Decrease in fair value	3,985	15,750	4,391	20,029
Tax impact of fair value adjustment	(1,403)	(5,544)	(1,546)	(7,050)
Net income, as adjusted	$6,603	$2,464	$29,469	$26,045

Average common shares outstanding - Diluted	23,550	22,422	23,907	22,604

Earnings (loss) per share - Diluted
As reported	$0.17	$(0.35)	$1.11	$0.58
As adjusted	$0.28	$0.11	$1.23	$1.15

Basis for presentation of non-GAAP disclosures:

To supplement the Company’s consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles ("GAAP"), the Company also provides adjusted net income and adjusted earnings per diluted share information. These non-GAAP financial measures are not meant to be considered as a substitute for comparable GAAP measures but should be considered in addition to results presented in accordance with GAAP, and are intended to provide additional insight into the Company’s operations and the factors and trends affecting the Company’s business. The Company’s management believes these non-GAAP financial measures are useful to financial statement readers because (1) they allow for greater transparency with respect to key metrics the Company uses in its financial and operational decision making and (2) they are used by some of its institutional investors and the analyst community to help them analyze the Company’s operating results.

CONN-F

CONTACT:
Conn’s, Inc., Beaumont
Chairman and CEO
Thomas J. Frank, 409-832-1696 Ext. 3218